Exhibit 10.27

June 26, 2002

Alison B. Fleming

***

Dear Alison,

Collegium Pharmaceutical is very pleased to present you with the following offer to join the Collegium Team. We hope that you find the terms acceptable and would like to express our desire that you come aboard!

Position: Project Manager- Scientist

Reports to: Founders (initially)

Responsibilies: Responsible for all facets of project management (on an assigned project) required to commercialize Collegium’s intellectual property. This includes, but is not limited to, background research, patent filings, protocol development, project tracking, budgeting, negotiating contracts, working in the lab, customer presentations, etc.

Compensation:

1)    Salary- $65,000 annually

2)    Cash Bonus- eligible for up to 25% of base salary in annual bonus

Stock Options: 25,000 shares at fair market value at the time of hire (initial grant)

Benefits: Company will provide or reimburse you for your health benefits (30% employee contribution). The company expects to continue to offer benefits commensurate with companies its size as it grows.

Start Date: TBD. Goal: Oct 1, 2002. (as soon as possible)

Alison, as you have heard from the founders and Alex Klibanov, we are all very excited about the potential of Collegium. We have built an impressive IP portfolio, in addition to assembling a group of “world class” Scientific Partners in a very short period of time. We now need to build the critical infrastructure that will assist us to commercialization of this portfolio. We believe your impressive accomplishments and demonstrated skill set would be a valuable asset to the company. We expect it will be an intellectually challenging environment where we can all learn from each other. We believe that you would be able to jump in immediately and add value to the company.

Please let me know if you have any questions, and we will be in touch in the next few days to answer your questions and hopefully plan the next steps.

Best Regards,

Mike Heffernan

CC: Jane Hirsh, Mark Hirsh, Michael Rothman